Exhibit 15
July 25, 2019

The Board of Directors and Shareowners of Rockwell Automation, Inc.
1201 South Second Street
Milwaukee, Wisconsin 53204

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Rockwell Automation, Inc. and subsidiaries for the three-month and nine-month periods ended June 30, 2019 and 2018, as indicated in our report dated July 25, 2019; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, is incorporated by reference in Registration Statement Nos. 333-101780, 333-149581, 333-150019, 333-157203, 333-165727, 333-180557, 333-184400, 333-205022, and 333-209706 on Form S-8 and Registration Statement No. 333-228817 on Form S-3 .

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin